Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of SM&R Growth Fund, SM&R Equity Income Fund, SM&R Balanced Fund, SM&R Government Bond Fund and SM&R Money Market Fund (the Funds) of our report dated October 16, 2009, on our audit of the financial statements and financial highlights of the Funds as of August 31, 2009, and for the year then ended, which is incorporated by reference into this Registration Statement.

BKD, LLP

Houston, Texas
March 25, 2010